CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion on Form 10-SB dated October 23, 2006, of Global Agri-Med Technologies, Inc., of our report dated March 10, 2006 with respect to the financial statements of Global Agri-Med Technologies, Inc.  for the years ended December 31, 2005 and 2004, and for the period from inception, October 28, 1999 to December 31, 2005.

/s/ Drakeford & Drakeford

Certified Public Accountants

October 20, 2006